Free Writing Prospectus

Dated May 23, 2007

Filed Pursuant to Rule 433(d)

Registration No. 333-132357

Registration No. 333-132357-04

CARMX 2007-2	$760mm	** Pricing Details **
Jt-Leads: BAS,WB	Co-Mgrs: CS/JPM	100% Pot

Cls	Size (MM)	MDY/S&P	WAL	L-Fnl	Bench	Level	Yield	CPN	Price
A-1	$146.00	P-1/A1+	0.32	06/08	Int Lib	-4	5.32814	5.32814	100-00
A-2	180.00	Aaa/AAA	0.95	01/10	EDSF	-0	5.389	5.320	99.99080
A-3	276.00	Aaa/AAA	2.10	12/11	Int Swp	+4	5.297	5.230	99.98084
A-4	114.30	Aaa/AAA	3.43	11/12	Int Swp	+10	5.330	5.270	99.99407
B	26.60	A2/A	3.69	03/13	Int Swp	+20	5.432	5.370	99.99444
C	17.10	Baa3/BBB	3.69	11/13	Int Swp	+45	5.682	5.610	99.97993

- Note the legal final on the Class A-1 is June 16, 2008

- Settlement: June 5, 2007

- First Payment Date: July 16, 2007

- Assumes 1.50 ABS; 10% clean-up call

- All classes are expected to be ERISA-eligible

- A-1 class is 2a7 eligible

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.